March 14, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX 1-813-749-1042


Mr. Scott Moore
Chief Financial Officer
eAutoclaims, Inc.
110 East Douglas Road
Oldsmar, FL 34677

RE: eAutoclaims, Inc.
 Form 10-K for the year ended July 31, 2004
Forms 10-Q for the quarter ended October 31, 2004

Dear Mr. Moore:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Cicely Luckey
Senior Staff Accountant


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Hewitt Associates, Inc.
December 28, 2004
Page 2